Exhibit 99.1
  MEDTOX® Scientific, Inc.
First Quarter Conference Call
April 14, 2011

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone.  I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company.  Welcome to our first quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item:  Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet.  Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry.  We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO:

Thank you, Kevin.

Our Laboratory Segment drugs-of-abuse business showed solid growth in new sales, and DAU testing revenue was net positive in the quarter.  This is due to both increased sales and relative stability in testing volume from existing clients.  Our clinical business continued to show solid growth in the quarter.  Clinical laboratory revenues (excluding Clinical Trial Services) increased 15.7%.  This increase is attributed to our clinical laboratory expansion and diversification initiated in 2008.  Clinical Trial Services was strong in the quarter, especially when compared to the previous year quarter where results were negatively impacted by deferral and cancellation of a number of projects.

In the Diagnostic Segment, revenues showed strong growth quarter over quarter.  The growth occurred across three market areas; those being workplace, government and the hospital market.

The relative improvement in DAU testing, Diagnostic revenue and increased clinical revenue produced improved gross margin and gross profit quarter over quarter.  While SG&A is up in absolute dollars quarter over quarter it is lower as a percentage of revenues, and also slightly lower in absolute dollars than the fourth quarter of 2010.  We look forward to continuing improvement of these metrics as the year progresses.

Kevin …

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

Revenues were $25.7 million for the quarter, up 21.6% from the first quarter of last year.

In our lab business, first quarter revenues were $20.2 million, up 22.0% from the first quarter of last year.  Revenues from drugs-of-abuse testing increased 9.6% for the quarter due to strong revenues from new clients.  Revenues in our clinical and other laboratory services were up 15.7% for the quarter due to continued strong growth generated by our expanded clinical laboratory capabilities.  Revenues in Clinical Trial Services were up 204.4% for the quarter and continued the solid performance shown in the previous three quarters.  In the first quarter of 2010, revenues in Clinical Trial Services were impacted by a slow-down of projects and deferral of work into future quarters.

In our diagnostic business, first quarter revenues were $5.6 million, up 20.3% from last year due to an increase in revenues from device sales in the hospital, government and workplace markets.

Our overall gross margin was 40.6% in the first quarter, compared to 38.3% last year.

Our lab business operated at a 35.7% margin in the first quarter, up from 33.2% in the first quarter of last year.  The improvement in margin was due to test mix and an increase in volume.

Margins in our POC diagnostic division were 58.2%, up from 56.3% last year.  The increased margin is primarily due to sales mix of POCT devices, with an increase in our higher margin PROFILE®-V devices sold into the hospital market.

Our selling, general and administrative expenses were $8.6 million or 33.5% of revenues in the quarter, up from $7.4 million or 35.1% of revenues in the first quarter last year.  The increase was due to increased costs associated with the growth in clinical revenue and increased incentive-based compensation.  Increased expenses associated with the growth in our clinical and other laboratory services business include an increase in bad debt and billing expenses related to increased third party and patient billing.  Our sales, general and administrative expense of $8.6 million compared more closely to the previous two quarters, where SG&A expenses were $8.6 million and $8.4 million, respectively.

Research and development expenses were $594,000 in the quarter compared to $549,000 in the first quarter of last year.

Net Income for the quarter was $778,000 up 910.4% from last year.

Diluted earnings per share were $0.09 in the quarter compared to a $0.01 per share last year.

In terms of the balance sheet, our cash balance was $1.0 million at end of the quarter, and our trade receivables are up from their year-end level due to higher February and March sales.  Our days sales outstanding was 66.8 days for the quarter compared to 66.4 days last year.  We had $3.7 million outstanding on our Line of Credit at quarter-end and no long-term debt.

For the first three months of the year, capital expenditures were $1.1 million and depreciation and amortization was $1.5 million.  Cash flow from operations was $1.3 million in the quarter.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO:

Thank you, Kevin.  We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Steven Crowley - Craig-Hallum Capital Group - Analyst

Good morning, gentlemen, and congratulations on the strong quarter.  A couple customary questions for you.  In terms of the workplace drugs-of-abuse business, you've again given us a little bit of a flavor for what drove the performance in the quarter.  It sounds like this quarter, there was more of a bias to the performance being driven by new customer acquisition, and the base of existing customers might not have been as strong, maybe even down year over year?  So I guess I'm asking if that's the correct flavor for us to infer from the results?  You mentioned on the last conference call that weather was an issue that had impacted the early part of the quarter.  Do you think that's a material reason why maybe there was some weakness in the base?  A little color would be great, thank you.

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Steve, this is Kevin.  The base was down a little bit in the quarter.  We certainly saw that base off more in January, and I think that differential was due to the negative impact from the weather.  So we're off a few percent on the base in the quarter, with it being more heavily weighted towards the beginning of the quarter where weather was an impact.

Steven Crowley - Craig-Hallum Capital Group - Analyst

In terms of your new customer acquisition activities, it sounds like those were pretty healthy.  Was there any particular flavor to where you were having success in the quarter?

Jim Schoonover - MEDTOX - VP & CMO

Steve, this is Jim.  Not really, we continue to focus on occupational health clinics and small to mid-size corporate customers.  We've continued that focus for some time, and that really didn't change in the quarter.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Obviously, Clinical Trial Services were very strong, even if we normalized a year ago.  I'm wondering what kind of visibility you have into the business, and the sustainability of the strength; and maybe some color as to why you're doing so well there?

Dick Braun - MEDTOX - Chairman, President & CEO

Steve, this is Dick. As we've said many times before, it can tend to be lumpy, because it's project-oriented.  In fact, this quarter we benefited from the fact that a number of projects had been accelerated that we would have expected to see in Q2, they came in Q1.  So our expectation and the visibility we have into Q2, is that we doubt whether it will be as high as Q1.

Steven Crowley - Craig-Hallum Capital Group - Analyst

That seems reasonable, but overall, a health check on that business, X'ing out that timing distortion, are you feeling pretty good about the pipeline there?

Jim Schoonover - MEDTOX - VP & CMO

Steve, this is Jim again.  We are very much so.  The dip that we saw in Q4 of 2009 and Q1 of 2010 seems to have dissipated, and revenues now are more normal from our perspective than they've been in the recent past.  So we feel the pipeline is good, and other than what Dick mentioned about some timing that was actually favorable this quarter, the backlog looks good.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Hospital business that you referenced favorably in your prepared comments, there's typically some metrics about either number of Readers that you have out in the install base, or in evaluation, and consumable utilization.  Can you give us some thoughts on those metrics?

Jim Schoonover - MEDTOX - VP & CMO

Sure.  If you're going to extend into Q1, the numbers that we offered up in 2010; we've gone to 821 Readers having been shipped, 553 are actually in production, there's 85 being evaluated.  So it continues to be good, consistent growth.  For the actual first quarter, 108 Readers were shipped in Q1 of 2011.

Steven Crowley - Craig-Hallum Capital Group - Analyst

In terms of the utilization of the consumables, it sounds like that's going well.  Is the nature of the customer base that you're having success with pretty consistent, or has there been any positive or, I guess, negative change in the type of customers that you're winning with?

Jim Schoonover - MEDTOX - VP & CMO

It's pretty consistent.  The only thing that I would say might be an update, as we get through 2011, is we continue to have GPOs approach us directly about relationships, as our volume with these GPOs gets to be more substantial.  So that would only change sort of the nature of our relationship with Cardinal Health, but would not change the fundamental utilization of their ordering system, and things of that nature.  So it still continues to be 2 to 3 boxes of devices, so that's approximately 50 to 75 per month, per hospital, and that metric continues to stay in place.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Ordering around GPOs, is that a rather natural progression in the maturity of a product as it gets accepted, or is there anything out of the ordinary there?

Jim Schoonover - MEDTOX - VP & CMO

No, that's fairly normal.  As your revenue grows with them, and as they become a little more focused on individual line items that they can represent to their hospital organizations, they tend to like to go direct to the manufacturer.  So we're seeing some of that activity.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Last question in this tranche, and I'll get back in the queue and come back with numbers questions for Kevin.  In terms of one of the drivers of your business on the clinical lab non-CTS, the pain prescription management business, I assume from your results, that's continued to be a robust area.  What can you tell us about that business, either its performance or its prospects?

Dick Braun - MEDTOX - Chairman, President & CEO

Steve, this is Dick.  It continues to perform well.  The sales group in that area is becoming very proficient in their sales model, and we think that we have a very high quality and scientific-based product offering there, and it's resonating with the marketplace.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great.  I'll hop back in the queue, and come back with some questions.  I'll give somebody else a turn.  Thanks.

Ben Haynor - Feltl and Company - Analyst

Just a couple quick ones here; did you add any new pharma relationships in the quarter?  I know you mentioned adding about 8, I believe, over the course of last year.  Were there any that developed during the quarter?

Jim Schoonover - MEDTOX - VP & CMO

Ben, this is Jim Schoonover.  I believe there's a couple that were probably initiated, in terms of the sales process, towards the end of 2010 that actually started initial projects in 2011.  But again, that's more of an ongoing process throughout the year, and it may actually end up being better for us to review that towards the end of the calendar year because we'll have more meaningful numbers for you at that time.

Ben Haynor - Feltl and Company - Analyst

On the services gross margin standpoint, it looks like over the past year and a half, you've done a pretty good job bringing that up.  How would you characterize the change?  It dipped a little bit from last quarter to this quarter; what's the reason for that?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

As far as the Laboratory Services gross margin, Ben, it's highly impacted by volume and revenue.  A lot of our laboratory costs are fixed, so as we drive more volume through the infrastructure, that gross margin improves.  We see some increase in supplies, especially as the clinical laboratory piece grows, as it tends to have a higher supply component.  Also in the quarter, we saw an increase in transportation expense, as we're hit with higher fuel surcharges.  But outside of those two areas, a lot of the costs are fairly fixed and volume drives the improvement in revenue, as well as some improvement relative to test mix.

Ben Haynor - Feltl and Company - Analyst

Okay, great.  Thank you very much.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Yes, as promised, Kevin, some numbers questions for you.  You typically are kind enough to give us the breakdown of Product Sales into the three buckets.  Can you do that again for us?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

I can. POCT products in the quarter, Steve, were $4,859,000, contract manufacturing was $536,000, and we had $190,000 in other diagnostic products.

Steven Crowley - Craig-Hallum Capital Group - Analyst

So obviously that contract line continues to be relatively robust.  What's the latest temp check on what's going on there?

Dick Braun - MEDTOX - Chairman, President & CEO

Well, the latest is, and I've been saying this for a few years, is that we would expect to be out of this business by the end of this year.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Was there anything in the quarter that indicated the kind of significant end-of-life of certain major products, or it just continues to kind of hang on well?

Dick Braun - MEDTOX - Chairman, President & CEO

It really has to do with one particular client that we're helping assist in the transition to take a lot of the work in-house, and it's just taking them longer to validate, set up the equipment and so forth.  We don't want to leave them hanging in a lurch, so we'll just keep working with them until they can make the transition.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Switching gears a little bit, Kevin, I believe you said that the outstanding amount on your revolver was $3.7 million.  Was that actually up from Q4 levels?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

It was up a little bit from Q4, that's correct.

Steven Crowley - Craig-Hallum Capital Group - Analyst

You mentioned cash flow from operations of $1.3 million; can you give us CapEx, and depreciation and amortization in the quarter?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Sure.  CapEx in the quarter, Steve, was $1.1 million.  Depreciation and amortization was $1.5 million.

Steven Crowley - Craig-Hallum Capital Group - Analyst

That actually might do it for me.  Thanks so much for taking my questions.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce second quarter results.   Thank you.